Exhibit 10.44
Memorandum of Understanding
Between
Stillwater Mining Company
East Boulder Operation
AND
USW International Union, Local 11-0001
East Boulder Unit
Both SMC and the USW Union realize the urgency in concluding the restructuring negotiations as quickly as possible so that as many represented employees at the East Boulder Mine employees may return to work.
Based on discussions through the negotiation of the restructuring plan and its effects on the current Collective Bargaining Agreement (CBA), the Company recognizes employee concerns with the proposed changes and has minimized the impact on affected employees as much as possible due to the current economic circumstances the Company faces.
The Company and Union agree to the following changes to the current CBA, which continues to be in effect until July 1, 2012.
     1. Article 14 Sick/Personal Leave/Attendance,
•	Section 1. Effective December 1, 2008 and each December 1 during the term of the Agreement, employees who have completed their probationary period shall have available four (4) full or partial, paid or unpaid days for sick/personal leave each year, one (1) of which shall be a vacation day.

•	Section 3. Attendance Bonus suspended.

•	Section 5. Change Probationary prorate to conform with the new attendance year.

•	Section 8. Reporting Off. Employees must call the designated call off number at least six (6) hours prior to the start of their shift and state the reason for the absence.
     2. Article 15 Classification and Wages,
•	Section 1. The four (4) per cent wage increase scheduled for 7/01/09 is deferred until 7/1/10. The wage increase on 7/1/10 shall be eight (8) percent instead of four (4) percent.
     3. Miner and Support Incentive.
•	The Company will make changes to the miner and support incentive plan that are currently in effect, due to the operating changes in the restructuring plan.

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•	The Company will not make Plan changes which on the average reduce the hourly incentive system(s) unless mutually agreed upon with the Union. Structural changes within the incentive system(s) will be discussed with the Union prior to implementation.

•	The bonus pay cycle shall change from a sixteen (16) day period to a monthly pay period.

•	The Company shall have the option to pay such bonus payments either in cash or Company stock. Should the Company decide to pay the bonus in stock, the Union shall be given thirty (30) days prior notice. Employees who are paid out in stock shall be allowed to immediately sell such stock.
     4. Article 16. Safety and Health.
•	Section 3. Suspension of the hourly Health and Safety Representative provision.
This Memorandum of Understanding will expire with the Current Collective Bargaining Agreement.

Stillwater Mining Company, East Boulder Operations

Company Official

USW International Union, Local 11-0001, East Boulder Unit

Union Official

Signed this day of 2008.

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